                                                                   EXHIBIT 10.27


                 ---------------------------------------------
                 ---------------------------------------------


                               LETTER OF CREDIT
                                      AND
                            REIMBURSEMENT AGREEMENT


                        Dated as of September 17, 1992


                                    between


                    COGEN TECHNOLOGIES LINDEN VENTURE, L.P.


                                      and


                     GENERAL ELECTRIC CAPITAL CORPORATION


                 ---------------------------------------------
                 ---------------------------------------------

                               Table of Contents

                                                                            Page
                                                                            ----

1.  Defined Terms...........................................................   2

2.  Maintenance and Issuance of Letters of Credit...........................   3

3.  Agreement To Repay Letter of Credit Disbursements.......................   4

4.  Letter of Credit Fees...................................................   7

5.  Letter of Credit Operations.............................................   7

6.  Making of Payments......................................................   7

7.  Representations and Warranties of the Limited Partnership...............   7

8.  Conditions Precedent....................................................  15

9.  Affirmative Covenants...................................................  17

10. Negative Covenants......................................................  24

11. Events of Default.......................................................  26

12. Amendments and Waivers..................................................  32

13. Notices.................................................................  32

14. No Waiver; Cumulative Remedies..........................................  33

15. Severability............................................................  33

16. Headings................................................................  33

17. Counterparts............................................................  34

18. GECC Sole Beneficiary...................................................  34

19. GOVERNING LAW...........................................................  34

20. Submission to Jurisdiction; Waivers.....................................  34

21. Indemnification.........................................................  35

22. Expenses................................................................  35

23. Successor and Assigns; Transferees; Transferred
     Interests..............................................................  36

Schedule I - Existing Letters of Credit

Exhibit A  - Form of Irrevocable Letter of Credit

Exhibit B  - Form of Letter of Credit Note

          LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of September 17, 1992, between COGEN TECHNOLOGIES LINDEN VENTURE, L.P., a Delaware limited partnership (the "Limited Partnership"), of which COGEN TECHNOLOGIES LINDEN, LTD. (d/b/a COGEN TECHNOLOGIES LINDEN, LIMITED PARTNERSHIP in the State of New Jersey), a Texas limited partnership is the general partner (the "General Partner"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC").


                             W I T N E S S E T H:


          WHEREAS, pursuant to a Construction Loan Agreement, dated as of February 15, 1990, among the Limited Partnership, the lenders from time to time parties thereto (the "Construction Lenders") and General Electric Power Funding Corporation, a Delaware corporation ("GEPFC"), as agent for the Construction Lenders (in such capacity, the "Agent") (as heretofore amended, supplemented or otherwise modified, the "Loan Agreement"), the Construction Lenders agreed to make loans (the "Loans") to the Limited Partnership in order to finance the costs of constructing, equipping and initially operating the Facility (as defined in the Loan Agreement) and GEPFC agreed to issue certain letters of credit (the "Construction Letters of Credit") for the account of the Limited Partnership; and

          WHEREAS, pursuant to an Assignment and Assumption Agreement, dated as of March, 1990, between GECC and GEPFC, GEPFC assigned to GECC its obligation to issue the Construction Letters of Credit and its rights to be reimbursed by the Construction Lenders for any drawings thereunder; and

          WHEREAS, upon the request of the Limited Partnership, GECC has issued certain Construction Letters of Credit; and

          WHEREAS, pursuant to the Capital Contribution Agreement, dated as of February 15, 1990, among the Limited Partnership, the General Partner, GEPFC and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but as trustee (in such capacity the "Owner Trustee") under the Trust Agreement (as defined herein), as assignee of GEPFC (as heretofore amended, supplemented or otherwise modified, the "Capital Contribution Agreement"), the Owner Trustee agreed to make certain capital contributions to the Limited Partnership; and

          WHEREAS, the Limited Partnership has requested GECC to maintain certain of the Construction Letters of Credit and has applied to GECC for the issuance of the Con Ed Letter of Credit (as defined herein) for the account of the Limited Partnership, and GECC is willing to maintain such Construction Letters of Credit and is willing to issue such Con Ed Letter of Credit subject to and upon the terms and conditions herein; and

          WHEREAS, it is a condition precedent to the obligations of the Owner Trustee to make its capital contributions on the Second Capital Contribution Date (as defined in the Capital Contribution Agreement) and of GECC to maintain and issue such letters of credit that the Limited Partnership shall have executed and delivered this Agreement;

          NOW, THEREFORE, in consideration of the premises and to induce GECC to maintain and issue certain letters of credit for the account of the Limited Partnership, the Limited Partnership hereby agrees with GECC as follows:

          1. Defined Terms. Unless otherwise defined herein, terms used but not defined herein shall have their respective meanings in the Amended and Restated Agreement of Limited Partnership of the Limited Partnership, dated as of September 15, 1992 (the "Amended and Restated Partnership Agreement") (after giving effect to any waiver or amendment thereof with the consent of GECC) and the following terms shall have the following meanings (such definitions to be equally applicable to both singular and plural forms of the terms defined):

          "Agreement": this Letter of Credit and Reimbursement Agreement, as amended, supplemented or otherwise modified from time to time.

          "Con Ed Letter of Credit": as defined in Section 2.

          "Default": any of the events specified in Section 11, whether or not any requirement for the giving of notice, the lapse of time, or both, or for the happening of any other condition, has been satisfied.

          "Event of Default": any of the events specified in Section 11; provided that any requirement for the giving of notice, the lapse of time, or both, or for the happening of any other condition, has been satisfied.

          "Existing Letters of Credit": as defined in Section 2.

          "Letter of Credit Commitment": the obligation of GECC to maintain and to issue the Letters of Credit for the account of the Limited Partnership pursuant to Section 2 in an aggregate undrawn amount at any time not to exceed $120,700,000.

          "Letter of Credit Commitment Period": the period from and including the date of this Agreement to but not including the Termination Date.

          "Letter of Credit Fees": as defined in Section 4.

          "Letters of Credit": the collective reference to the Con Ed Letter of Credit and the Existing Letters of Credit.

          "LOC Note": as defined in Section 3.

          "Obligations": all the unpaid principal amount of and accrued interest on the LOC Note and all other obligations and liabilities of the Limited Partnership to GECC, whether direct or indirect, absolute or contingent, due or to become due, or non-existing or hereafter incurred, which may arise under, out of or in connection with this Agreement, the LOC Note or the Letters of Credit, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to GECC) or otherwise.

          "Operative Documents": as defined in the Amended and Restated Partnership Agreement.

          "Participations": as defined in Section 23.

          "Termination Date": July 1, 1993.

          "Transferees": as defined in Section 23.

          "Trust Agreement": the Trust Agreement, dated as of December 28, 1990, between the Owner Trustee and Linden Owner Partnership, a Delaware general partnership, as the same may be amended, supplemented or otherwise modified from time to time.

          "UCP": the Uniform Customs and Practice for Documentary Credits (1983 Revision), Publication No. 400 of the International Chamber of Commerce.

          2. Maintenance and Issuance of Letters of Credit. (a) Subject to the terms and conditions of this Agreement, on the Second Capital Contribution Date (as defined in the Capital Contribution Agreement), GECC shall continue and maintain the Construction Letters of Credit listed on Schedule 1 hereto (as amended, extended, renewed or otherwise modified from time to time, the "Existing Letters of Credit") in favor of Exxon Corporation and Public Service Electric and Gas Company and Elizabethtown Gas Company. Notwithstanding the provisions of Section 3.4 of the Loan Agreement, the parties hereto agree that, on the date hereof, the Limited Partnership's obligations in respect of the Existing Letters of Credit shall be governed by the provisions of this Agreement and shall be deemed to have been satisfied for purposes of the Construction Loan Agreement only.

          (b) Subject to the terms and conditions of this Agreement (including, without limitation, the limitations of the Letter of Credit Commitment), during the Letter of Credit Commitment Period, GECC shall issue an irrevocable letter of credit (the "Con Ed Letter of Credit"), substantially in the form of Exhibit A, in favor of Con Ed, to secure certain obligations of the Limited Partnership to Con Ed pursuant to the Power Purchase Agreement, in a maximum face amount at any time not to exceed the relevant amount set forth on Appendix C thereto (as modified by the letter dated September 12, 1989, from John J. Kelliher, Secretary of the Public Service Commission of the State of New York to Chanoch Lubling). The Limited Partnership will give GECC at least 10 Business Days' prior written notice of a request for the opening of the Con Ed Letter of Credit. Such notice shall set forth the proposed issuance date of the Con Ed Letter of Credit, which shall be a Business Day. The Limited Partnership shall also provide such other certificates, documents and other papers and information as GECC may reasonably request. Upon such receipt, GECC will process the form of the Con Ed Letter of Credit and the other certificates, documents and other papers delivered to GECC in connection therewith, in accordance with its customary procedures, and, subject to the terms and conditions hereof, shall promptly open the Con Ed Letter of Credit (but in no event shall GECC be required to open the Con Ed Letter of Credit earlier than three Business Days after receipt by GECC of the notice relating thereto) by issuing the original of the Con Ed Letter of Credit to Con Ed and furnishing a copy thereof to the Limited Partnership.

          3. Agreement to Repay Letter of Credit Disbursements. (a) The Limited Partnership agrees (i) to reimburse GECC for any payment made by GECC under any Letter of Credit immediately upon the making of such payment by GECC and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to 2% above the rate of interest declared by Bankers Trust Company, from time to time, to be its prime rate of interest (or, if Bankers Trust Company shall cease to exist, the rate of interest declared by Chemical Bank, from time to time, as its prime rate of interest). The obligation of the Limited Partnership to reimburse GECC pursuant to this Section 3(a) shall be evidenced by a promissory note of the Limited Partnership in the form of Exhibit B hereto (the "LOC Note") in the principal amount equal to the maximum aggregate face amount of all Letters of Credit.

          (b) If the General Partner shall exercise its option to purchase the Limited Partnership Interests (as defined in the Amended and Restated Partnership Agreement) pursuant to Article XI or XIV of the Amended and Restated Partnership Agreement, the Letter of Credit Commitment shall terminate forthwith and the Limited Partnership shall prepay in full all obligations in respect of the Letters of Credit and the LOC Note, all Letter of Credit Fees accrued but unpaid to the date of prepayment and all other amounts payable hereunder. The Limited Partnership's obligations in respect of the Letters of Credit shall be satisfied by (i) paying or prepaying any amount due or to become due in respect of such obligations, (ii) providing GECC with cash collateral, pursuant to documentation in form and substance satisfactory to GECC, in an amount equal to the aggregate undrawn face amount of the Letters of Credit or (iii) causing the termination of the Letters of Credit prior to any drawing being made thereunder.

          (c) If GECC has delivered a notice in writing to the Limited Partnership declaring that a Declared Event of Loss has occurred, (i) the Letter of Credit Commitment shall terminate forthwith and (ii) the Limited Partnership shall prepay in full, without premium or penalty, all obligations (whether matured or unmatured, contingent or noncontingent) in respect of the Letters of Credit and the LOC Note, together with accrued interest thereon to the date of payment and shall pay any unpaid Letter of Credit Fees and any other amounts payable hereunder to the date of payment, on the earlier of (x) the date occurring 90 days after the date of receipt of such notice from GECC and (y) the date on which insurance proceeds are received by the Limited Partnership with respect to such Event of Loss; provided, that with respect to any such Event of Loss that arises out of the loss, destruction or damage of the Facility, the date specified in clause (x) above shall be extended for an additional period (not to exceed 90 days) if, in the reasonable opinion of GECC, insurance proceeds sufficient to cover the amounts specified in clause (ii) above will be received within such additional period. The Limited Partnership's obligations in respect of the Letters of Credit shall be satisfied in any of the manners described in the last sentence of paragraph (b) above.


          (d) The Limited Partnership's obligations to prepay and repay GECC for payments and disbursements made by GECC under, and in accordance with, any Letter of Credit shall be absolute, unconditional and irrevocable under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any agreement or instrument related thereto; (ii) any amendment or waiver of or any consent to or departure from the terms of any Letter of Credit, provided, that any such amendment shall have been effectuated in accordance with
Section 12 hereof; (iii) the existence of any claim, set-off, defense or other right which the

Limited Partnership or any other person may at any time have against any beneficiary or any transferee of any Letter of Credit (or any persons for whom any such beneficiary or any such transferee may be acting), GEPFC, GECC or any other person in connection with this Agreement or any other agreement or transaction; (iv) any draft or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(v) payment by GECC under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of any Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct; or (vi) any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

          (e) The Limited Partnership hereby agrees to indemnify and hold harmless GECC from and against any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever which GECC may incur (or which may be claimed against GECC by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any Letter of Credit; provided, that the Limited Partnership shall not be required to indemnify GECC for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the failure of GECC to act in good faith or to use care in the examination of any draft or certificate presented under any Letter of Credit in ascertaining whether on its face it appeared to comply with the terms of such Letter of Credit. Nothing in this Section 2(e) is intended to limit the reimbursement obligation of the Limited Partnership contained herein.

          (f) The Limited Partnership assumes all risks of the acts or omissions of the beneficiary and any transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither GECC nor any of its affiliates, officers or directors shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of the beneficiary and any transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by GECC against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that the Limited Partnership shall have a claim against GECC, and GECC shall be liable to the Limited Partnership, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Limited Partnership which the Limited Partnership proves were caused by the failure of GECC to act in good faith or to use care in the examination of any draft or certificate presented under any Letter of Credit in ascertaining whether on its face it appeared to comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, GECC may accept documents that appear on their face to be in order, without responsibility for further investigation.

          4. Letter of Credit Fees. The Limited Partnership agrees to pay GECC, with respect to the Letters of Credit, a letter of credit fee equal to .75% per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) on the maximum amount available to be drawn at such time under such Letters of Credit plus, if such maximum amount, at any time, exceeds $75,000,000, .25% per annum on such maximum amount in excess of $75,000,000. The letter of credit fees (the "Letter of Credit Fees") referred to in the preceding sentence shall be payable monthly in advance, commencing on the date of the issuance of such Letter of Credit or, in the case of the Existing Letters of Credit, the Second Capital Contribution Date.

          5. Letter of Credit Operations. GECC shall within 10 Business Days following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit to ascertain that the same appear on their face to be in conformity with the terms and conditions of such Letter of Credit. Within 10 Business Days of such receipt, GECC shall give written notification to the Limited Partnership of such demand for payment and the determination by GECC as to whether such demand for payment was in accordance with the terms and conditions of such Letter of Credit and whether GECC has made or will make a disbursement thereunder; provided, however, that the failure to give such notice shall not relieve the Limited Partnership of its obligation to reimburse GECC for such disbursement.

          6. Making of Payments. All payments by the Limited Partnership to GECC under this Agreement or under the LOC Note shall be paid to GECC by wire transfer or electronic transfer for deposit to the credit of its account no. 50-205-776 at Bankers Trust Company, New York, New York ABA Number 021 001 033 or to such other account as GECC may from time to time specify to the Limited Partnership in freely transferable Dollars and immediately available funds without set-off or counterclaim.

          7. Representations and Warranties of the Limited Partnership. The Limited Partnership represents and warrants as of the date hereof and as of the date of issuance of the Con Ed Letter of Credit:

          (a) Financial Statements. (i) The balance sheets of each of the General Partner and the Limited Partnership as at the date which is one month prior to the Second Capital Contribution Date, and the related statements of income and partners' capital and changes in partners' capital and cash flow for the period then ended, furnished to GEPFC prior to the Second Capital Contribution Date and certified by a Responsible Officer of the General Partner, are complete and correct in all material respects and present fairly the financial position of the General Partner or the Limited Partnership, as the case may be, on such date and the results of the their respective changes in partners' capital and cash flow for the period then ended, in conformity with GAAP applied on a consistent basis. All liabilities, direct and contingent, of the Limited Partnership and the General Partner on such date required to be disclosed pursuant to GAAP are disclosed in such balance sheets.

         (ii) The most recent balance sheet of the Limited Partnership and the General Partner and the related statements of income and partners' capital and changes in partners' capital and cash flow for the period then ended, heretofore furnished to GEPFC pursuant to the Loan Agreement and certified by a Responsible Officer of the General Partner (copies of which have been furnished to GECC), are complete and correct in all material respects and fairly present the financial condition of the Limited Partnership and the General Partner on such date and the results of their respective changes in partners' capital and cash flow for the period then ended, in conformity with GAAP applied on a consistent basis. All liabilities, direct and contingent, of the Limited Partnership and the General Partner on such date required to be disclosed pursuant to GAAP are disclosed in such balance sheet.

        (iii) There has been no material adverse change in (x) the properties, business, operations, condition (financial or otherwise) or prospects of the Limited Partnership or the General Partner since the date of the most recent audited financial statement of the Limited Partnership and the General Partner, in each case, delivered to GECC pursuant hereto and (y) there has been no material adverse change in the prospects of the Limited Partnership from those reflected in the Pro Forma Financial Statements (as defined in the Capital Contribution Agreement) delivered to GEPFC (copies of which have been furnished to GECC) pursuant to Section 2 of the Capital Contribution Agreement.

          (b) Partnership Existence and Business; Partners. (i) The Limited Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is duly qualified to do business in the

     States of New York, Texas and New Jersey, the only jurisdictions in which the conduct of its business or the ownership or lease of its assets requires such qualification. The Certificate of Limited Partnership of the Limited Partnership has been duly filed in the office of the Secretary of State of Delaware and no other filing, recording, publishing or other act is necessary or appropriate in connection with the existence or the business of the Limited Partnership except those which have been duly made or performed. Prior to the date hereof, the Limited Partnership has engaged in no business other than the development, construction and operation of the Project and the negotiation, execution, delivery and performance of the Basic Documents (as defined in the Loan Agreement) and the Operative Documents, and the Limited Partnership has no obligations or liabilities other than those directly related to the conduct of such business. The Limited Partnership is and will be engaged solely in the business of constructing, owning and operating the Project and, subject to subsection 7.3(a)(i) of the Amended and Restated Partnership Agreement, the construction, operation and maintenance of the Exxon System.

         (ii) The General Partner is a limited partnership duly organized and validly existing under the laws of the State of Texas and is duly qualified to do business in the States of New York and New Jersey, the only jurisdictions in which the conduct of its business or the ownership or lease of its assets requires such qualification. The General Partner is the sole general partner of the Limited Partnership, and is engaged solely in:
     (1) the business of being the general partner of the Limited Partnership,
     (2) activities permitted pursuant to the General Partner Credit Agreement (as defined in the Loan Agreement), (3) the performance of the Limited Partnership's obligations pursuant to the Basic Documents (as defined in the Loan Agreement) and the Operative Documents and (4) to the extent permitted by subsection 7.3(a)(i) of the Amended and Restated Partnership Agreement, the performance of the Limited Partnership's obligations pursuant to any agreements relating to the Exxon System.

        (iii) The only partners of the Limited Partnership on the date of execution and delivery of this Agreement are the General Partner, as the sole general partner, and the Owner Trustee, as the sole limited partner.

         (iv) The Limited Partnership does not have any Subsidiaries. The General Partner has one Subsidiary which is the Limited Partnership.

          (c) Compliance with Law. Each of the Limited Partnership and the General Partner is in compliance with all Requirements of Law.

          (d) Power and Authorization; Enforceable Obligations. (i) The Limited Partnership has full power and authority and the legal right to own its properties and to conduct its business as now conducted and proposed to be conducted by it, to execute, deliver and perform this Agreement and the LOC Note, to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder and to have the Letters of Credit maintained and issued for its account. The Limited Partnership has taken all necessary partnership and legal action to authorize the maintenance and issuance of the Letters of Credit on the terms and conditions of this Agreement and the LOC Note, and to authorize the execution, delivery and performance of this Agreement and the LOC Note. No consent or authorization of, filing with, or other act by or in respect of any other Person (including the General Partner) is required in connection with the maintenance and issuance of the Letters of Credit, or with the execution, delivery or performance by the Limited Partnership or the validity or enforceability as to the Limited Partnership of this Agreement and the LOC Note. Each of this Agreement and the LOC Note has been duly executed and delivered by the Limited Partnership and constitutes a legal, valid and binding obligation of the Limited Partnership enforceable against the Limited Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

         (ii) The General Partner has full power and authority and the legal right to own its properties and to conduct its business as now conducted and proposed to be conducted by it, and to take all action as may be necessary to complete the transactions contemplated hereunder.

        (iii) The Amended and Restated Partnership Agreement has been duly authorized, executed and delivered by the General Partner and constitutes a valid and legally binding obligation of the General Partner enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

          (e) No Legal Bar. The execution, delivery and performance of this Agreement and the LOC Note and the maintenance and issuance of the Letters of Credit and the use of the proceeds thereof, (i) will not violate any Requirement of Law applicable to the Limited Partnership or the General Partner, (ii) will not violate or result in any breach of, or constitute any default under, any Contractual Obligation of the Limited Partnership or the General Partner, except to the extent that the failure to comply therewith could not reasonably be expected to (1) have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Limited Partnership or the General Partner, as the case may be, or (2) materially adversely affect the ability of the Limited Partnership or the General Partner to perform its obligations under the Operative Documents to which it is a party, and (iii) will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of the Limited Partnership or the General Partner pursuant to any Requirement of Law or Contractual Obligation, except for Permitted Liens. No approvals or consents of any trustee or any holder of any indebtedness, obligations or securities of the Limited Partnership or the General Partner are required in connection with the execution, delivery and performance by the Limited Partnership or the General Partner of this Agreement or any other Operative Document to which it is or is to become a party, except such as have been duly obtained and are in full force and effect.

          (f) No Proceeding or Litigation. Except as disclosed by the Limited Partnership to GECC in writing on or prior to February 15, 1990, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Limited Partnership, threatened against the Limited Partnership or the General Partner, or against any of their respective properties, rights, revenues or assets, or the Project, (i) which could reasonably be expected to have a material adverse effect on the properties, business, operations, condition (financial or otherwise) or prospects of the Limited Partnership or the General Partner, (ii) which could reasonably be expected to have a material adverse effect on the ability of any Participant to perform its obligations under any Operative Documents to which such Participant is or will be a party, or (iii) which could reasonably be expected to have a material adverse effect on the construction, completion or operation of the Project as contemplated by the Operative Documents.

          (g) No Default or Event of Loss. Neither the Limited Partnership nor the General Partner is in default under or with respect to any Contractual Obligation, including, without limitation, any Operative Document in any respect which could reasonably be expected to (i) have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Limited Partnership or the General Partner or (ii) materially adversely affect the ability of the Limited Partnership or the General Partner to perform its obligations under the Operative Documents to which it is a party. No notice of default has been given to the Limited Partnership or the General Partner under any of the Operative Documents to which it is a party. No Default or Event of Default has occurred and is continuing. No Event of Loss has occurred which has not been notified in writing to GECC Pursuant to Section 9(o) hereof.

          (h) Ownership of Property; Liens. The Limited Partnership has good title to, or a valid leasehold interest in, all its real property, and good title to all its other property, free and clear of all liens other than Permitted Liens. No mortgage or financing statement or other instrument or recordation covering all or any part of such property which has been executed by, or with the permission of, the Limited Partnership or the General Partner is on file in any recording office, except such as evidences Permitted Liens.

          (i) Taxes. The General Partner has filed or caused to be filed all tax returns which are required to be filed by it or by the Limited Partnership, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments made against it or the Limited Partnership or any of its or the Limited Partnership's property and all other taxes, fees or other charges imposed on it or the Limited Partnership or any of its or the Limited Partnership's property by any Governmental Authority, except taxes, fees and other charges not yet due and payable or which are being contested in accordance with the provisions of subsection 7.2(b) of the Amended and Restated Partnership Agreement.

          (j) ERISA. No Reportable Event has occurred during the immediately preceding six-year period with respect to any Plan, and each Plan has complied and has been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits under each Single Employer Plan maintained by the Limited Partnership or any Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such benefits. Neither the Limited Partnership nor any Commonly Controlled Entity has during the immediately preceding six-year period had a complete or partial withdrawal from any Multiemployer Plan, and neither the Limited Partnership nor any Commonly Controlled Entity would become subject to liability under ERISA if the Limited Partnership or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the most recent valuation date applicable thereto. Neither the Limited Partnership nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is in Reorganization or Insolvency nor, to the best knowledge of the Limited Partnership, is any such Reorganization or Insolvency reasonably likely to occur. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Limited Partnership and each Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

          (k) Investment Company Act. Neither the Limited Partnership nor the General Partner is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          (l) Public Utility. (i) Neither GECC, the Owner Trustee nor any of their respective Affiliates (solely by reason of the capital contributions to the Limited Partnership made under the Capital Contribution Agreement or any transaction contemplated hereby or by any other Operative Document) will be deemed to be, or be subject to the regulation as, an "electric utility", an "electric utility holding company", a "public utility", or a "public utility holding company" or any similar entity under any existing law, rule or regulation of any Governmental Authority; and neither GECC, the Owner Trustee nor any of their respective Affiliates will, solely (it being understood that solely shall mean without regard to any other activity or operation of GECC, the Owner Trustee, any Affiliate or any parent thereof) by reason of its ownership or operation of the Project, be deemed to be, or to be subject to regulation as, an "electric utility", an "electric utility holding company", a "public utility" or a "public utility holding company", or any similar entity under any existing law, rule or regulation of any Governmental Authority.

         (ii) The Project (1) continues to meet the requirements for a Qualifying Facility, (2) is eligible for the benefit of the exemptions provided by 18 C.F.R. (S) 292.601, (3) continues to be certified by FERC as a Qualifying Facility and (4) is exempt from all regulation under the

     Public Utility Holding Company Act of 1935, as amended and the Department of Public Utilities Act of 1948, NJSA 48:1-1, et seq.

          (m) Full Disclosure. No representation, warranty or other statement made by the Limited Partnership or the General Partner in any Operative Document or in any certificate, written statement or other document furnished to GECC by or on behalf of the Limited Partnership or the General Partner, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Limited Partnership which the Limited Partnership has not disclosed to GECC in writing prior to the date hereof which materially adversely affects, or which could reasonably be expected in the future to materially adversely affect, the Project or the properties, business, operations or financial condition of the Limited Partnership or the General Partner or the ability of the Limited Partnership or the General Partner to perform its obligations under any Operative Document to which it is or is to be a party.

          (n) Principal Place of Business, Etc. The principal place of business and chief executive office of the Limited Partnership, and the office where the Limited Partnership keeps its records concerning the Project and all contracts relating thereto, is located at 1600 Smith Street, Suite 5000, 50th Floor, Houston, Texas.

          (o) Representations and Warranties Contained in Operative Documents. The representations and warranties of the Limited Partnership contained in the Operative Documents (other than the Project Documents and this Agreement) were true and correct on and as of the dates when made, and, except to the extent such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date), the Limited Partnership hereby confirms each such representation and warranty with the same effect as if set forth in full herein. The representations and warranties of the Limited Partnership contained in any Project Document to which it is a party were true and correct in all material respects on and as of the dates when made, and, except to the extent such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) the Limited Partnership hereby confirms each such representation and warranty with the same effect as if set forth in full herein.

          (p) Environmental Matters. (i) (1) There are and have been no Hazardous Materials at, upon, under or within or discharged or emitted from the Project, including, without limitation, the air, subsurface, soil, surface and ground water and aquifers of any such property, except for such Hazardous Materials as may be permitted to be maintained thereon in accordance with any Relevant Environmental Law or such Hazardous Materials that may be removed from the Site in accordance with all Relevant Environmental Laws at an aggregate cost not to exceed the sum of (x) the amount set forth in the Construction Budget (as defined in the Loan Agreement) for Site preparation, (y) any amounts with respect to the removal of Hazardous Materials for which Exxon is liable under the Site Lease Agreement and (z) $2,000,000; and

          (2) no Environmental Discharges have occurred at, upon, under, within or from any such property, except for such Environmental Discharges for which the aggregate cost of clean up will not exceed the sum of (x) the amount set forth in the Construction Budget (as defined in the Loan Agreement) for Site preparation, (y) any amounts with respect to the removal of Hazardous Materials for which Exxon is liable under the Site Lease Agreement and (z) $2,000,000.

         (ii) No Environmental Notice has been received by Limited Partnership with respect to any Adverse Environmental Event.

        (iii) (1) With respect to the Site and the Facility, there are and have been no violations of any Relevant Environmental Law, except for violations which do not constitute an Adverse Environmental Event;

          (2) no outstanding order, judgment or decree which constitutes an Adverse Environmental Event has been entered with respect to the Limited Partnership, the Site or the Facility; and

          (3) no other event has occurred which constitutes an Adverse Environmental Event.

          The representations set forth in this subsection (p) relating to conditions existing on the Site prior to the Construction Conversion Date shall be made only to the best knowledge of the Limited Partnership.

          8. Conditions Precedent. GECC's obligation to maintain the Existing Letters of Credit and to issue the Con Ed Letter of Credit hereunder is subject to the satisfaction or waiver by GECC of the following conditions precedent on the

Second Capital Contribution Date, in the case of the Existing Letters of Credit, and on the issuance date of the Con Ed Letter of Credit, as the case may be:

          (a) Reimbursement Agreement. GECC shall have received a counterpart of this Agreement, duly executed and delivered by the Limited Partnership.

          (b) Conditions to Capital Contribution Agreement. The conditions precedent to the making by the Owner Trustee of capital contributions to the Limited Partnership on the Second Capital Contribution Date shall have been satisfied or waived by the parties thereto with the consent of GECC on or prior to the Second Capital Contribution Date.

          (c) Representations and Warranties. The representations and warranties made by the Limited Partnership or the General Partner herein, or in any other Operative Document to which it is a party, or which are contained in any certificate, document, financial or other statement furnished by the Limited Partnership or the General Partner hereunder or thereunder or in connection herewith or therewith, shall be true and correct on and as of such date as if made on and as of such date, except to the extent that such representations and warranties relate specifically to an earlier date (in which case such representations or warranties shall have been true and correct on and as of such earlier date).

          (d) No Default, Event of Default or Event of Loss. No Default or Event of Default shall be in existence on such date, or shall occur after giving effect to Letter of Credit to be issued on such date. No Declared Event of Loss shall be in existence on such date. Satisfaction of this condition with respect to any particular Default, Event of Default or Event of Loss shall not constitute satisfaction of this condition with respect to any other Default, Event of Default or Event of Loss, including, without limitation, a subsequent Default, Event of Default or Event of Loss which arises out of identical or similar circumstances.

          (e) Certificates. GECC shall have received from the Limited Partnership such certificates and other documents relating to the applicable Letter of Credit, dated the Second Capital Contribution Date or the date of issuance, as the case may be, as GECC may reasonably request.

          (f) Additional Documents. GECC shall have received such other documents and opinions as may be reasonably requested by it.

          (g) Additional Matters. All other documents and legal matters in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to GECC and its counsel.

          9. Affirmative Covenants. So long as any amounts remain available to be drawn under any Letter of Credit or any amount is owing to GECC hereunder, the Limited Partnership hereby agrees that:

          (a) Conduct of Business, Maintenance of Existence, Etc. The Limited Partnership shall at all times (i) engage solely in the business of developing, constructing, owning and operating the Project, the performance of its obligations pursuant to the Project Documents and, to the extent permitted by subsection 7.3(a)(i) of the Amended and Restated Partnership Agreement, the construction, operation and maintenance of the Exxon System,
     (ii) preserve and maintain in full force and effect its existence as a limited partnership under the laws of the State of Delaware, its qualification to do business in the States of New York, New Jersey and Texas and in each other jurisdiction in which the conduct of its business requires such qualification and all of its rights, privileges and franchises necessary for the construction, ownership and operation of the Project and (iii) obtain and maintain in full force and effect all Governmental Approvals and other consents and approvals required at any time in connection with the ownership or operation of the Project, except to the extent that the failure to obtain and maintain such Governmental Approval or other consent or approval could not reasonably be expected to
     (i) have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Limited Partnership or (ii) materially adversely affect the Limited Partnership's ability to perform its obligations under the Operative Documents to which it is a party. The General Partner will engage solely in (i) the business of being the sole general partner of the Limited Partnership, (ii) activities permitted pursuant to the General Partner Credit Agreement, (iii) the performance of the Borrower's obligations pursuant to the Operative Documents and (iv) to the extent permitted by subsection 7.3(a)(i) of the Amended and Restated Partnership Agreement, the performance of the Limited Partnership's obligations pursuant to any agreements relating to the Exxon System. In addition, the General Partner shall preserve and maintain its existence as a limited partnership under the laws of the State of Texas and its qualification to do business in the States of New Jersey and New York and in each other jurisdiction in which the conduct of its business requires such qualification.

          (b) Payment of Obligations. The Limited Partnership will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Indebtedness and other obligations of whatever nature, except for any Indebtedness or other obligations which are being contested in good faith and by appropriate proceedings and to the extent that the Limited Partnership is complying with the relevant provisions of Section 9(l) or 9(m), as applicable.

          (c) Performance under Other Agreements. The Limited Partnership shall duly perform and observe all of the covenants, agreements and conditions on its part to be performed and observed hereunder and under the LOC Note and shall duly perform and observe in all material respects all of the covenants, agreements and conditions on its part to be performed and observed under the other Operative Documents to which it is a party. The Limited Partnership shall diligently enforce all of its rights under each Project Document except to the extent that the failure to enforce such rights could not reasonably be expected to (i) have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Limited Partnership or (ii) materially adversely affect the Limited Partnership's ability to perform its obligations under the Operative Documents to which it is a party.

          (d) Insurance Coverage. Without limiting any of the other obligations or liabilities of the Limited Partnership under this Agreement, the Limited Partnership shall at all times carry and maintain at its own expense the insurance required pursuant to subsection 7.2(f) of the Amended and Restated Partnership Agreement and the Site Lease Agreement. The Limited Partnership shall also carry and maintain any other insurance that GECC may reasonably require from time to time. All insurance carried pursuant to this subsection shall be with such insurers, in such amounts and in such form as shall be satisfactory to GECC.

          (e) Evidence of Insurance. On each anniversary of the date hereof, the Limited Partnership shall furnish GECC with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term, shall specifically list the special provisions enumerated for such insurance required by Section 9(d). Upon request, the Limited Partnership shall furnish GECC with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the Facility.

          (f) Insurance Report. Concurrently with the furnishing of the certification referred to in Section 9(e), the Limited Partnership shall furnish GECC with an opinion of an independent insurance broker stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then carried and maintained is in accordance with the terms of Section 9(d). Furthermore, the Limited Partnership shall cause such broker to advise GECC promptly in writing of any default in the payment of any premiums or any other act or omission on the part of any Person which might invalidate or render unenforceable, in whole or in part, any insurance provided hereunder. GECC may at its sole option obtain such insurance if not provided by the Limited Partnership and, in such event, the Limited Partnership shall reimburse GECC upon demand for the cost thereof.

          (g) No Duty of GECC to Verify. No provision of this Agreement shall impose on GECC any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Limited Partnership, nor shall GECC be responsible for any representations or warranties made by or on behalf of the Limited Partnership to any insurance company or underwriter.

          (h) Inspection of Property; Books and Records. The Limited Partnership shall keep proper books of record and account in which full, true and correct entries shall be made of all of its transactions in conformity with GAAP, and the Limited Partnership shall permit representatives of GECC to visit and inspect its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such reasonable times during business hours and at such intervals as GECC may request.

          (i) Compliance with Laws. (i) The Limited Partnership shall comply with all laws, rules, regulations and orders, and shall from time to time obtain and comply with all Government Approvals as shall now or hereafter be necessary under applicable law or regulation, except any thereof the non-compliance with which could not reasonably be expected to (x) have a material adverse effect on the business, operations, property, condition (financial or other) or prospects of the Limited Partnership or the rights or interests of GECC or (y) materially adversely affect the Limited Partnership's ability to perform its obligations under the Operative Documents to which it is a party.

         (ii) Notwithstanding the foregoing, the Limited Partnership shall cause all Hazardous Materials on any property owned by the Limited Partnership to be handled and disposed of in compliance with all Relevant Environmental Laws.

          (j) Financial Statements. The Limited Partnership shall furnish or cause to be furnished to GECC:

              (i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Limited Partnership and the General Partner, a copy of the balance sheet of each of the Limited Partnership and the General Partner as of the end of such fiscal year and the related statements of income and partners' capital and statements of changes in partners' capital and cash flow of the Limited Partnership and the General Partner for such fiscal year, setting forth, after fiscal year 1991, in each case in comparative form the figures for the previous fiscal year, certified without qualification or exception as to the scope of its audit by independent public accountants of national standing reasonably acceptable to GECC;

              (ii) as soon as available, but in any event within 60 days after the end of each quarterly period of each fiscal year of the Limited Partnership and the General Partner (other than the last quarterly period of each such fiscal year), the unaudited balance sheet of each of the Limited Partnership and the General Partner as of the end of such quarterly period and the related unaudited statements of income and partners' capital and statements of changes in partners' capital and cash flow of the Limited Partnership and the General Partner for such quarterly period and for the portion of the fiscal year then ended, setting forth, after fiscal year 1991, in each case in comparative form the figures for the previous period, certified by the chief executive officer or chief financial officer of the General Partner (subject to normal year-end audit adjustments);

     all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except for changes approved or required by the independent public accountants certifying such statements and disclosed therein).

          (k) Certificates; Other Information. The Limited Partnership shall furnish or cause to be furnished to GECC:

              (i) concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) of Section 9(j), a certificate of a Responsible

          Officer of the General Partner stating that, to the best of his knowledge after due inquiry, the Limited Partnership, during the period covered by such financial statements has observed and performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Operative Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default hereunder at any time during such period or on the date of such certificate and no knowledge of any default or event which with the giving of notice or the lapse of time or both would constitute a default under any of the other Operative Documents at any time during such period or on the date of such certificate (or, if any such Default or Event of Default or default or event shall have occurred, a statement setting forth the nature thereof and the steps being taken by the Limited Partnership to remedy the same);

              (ii) promptly after the same are sent, copies of all financial statements and reports which the Limited Partnership sends to its partners;

              (iii) promptly after the filing thereof, the "Annual Returns" (Form 5500 series) and attachments filed annually with the Internal Revenue Service with respect to each Single Employer Plan, if any, of the Limited Partnership;

              (iv) with respect to any Single Employer Plan adopted or amended by the Limited Partnership or the General Partner or any Commonly Controlled Entity on or after the first date hereof, any determination letters received from the Internal Revenue Service with respect to the qualification of such Plan, as initially adopted or amended under
          Section 401(a) of the Code;

              (v) promptly after delivery or receipt thereof, a copy of each material notice, demand or other communication delivered by or received by the Limited Partnership pursuant to any Operative Document; and

              (vi) promptly, such additional financial and other information with respect to the Limited Partnership, the General Partner or the Project as GECC may from time to time reasonably request.

          (l) Taxes and Claims. The Limited Partnership shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the property of the Limited Partnership. The Limited Partnership shall have the right, however, to contest in good faith the validity or amount of any such tax, assessment, charge, levy or claim by proper proceedings timely instituted, and may permit the taxes, assessments, charges, levies or claims so contested to remain unpaid during the period of such contest if:
     (a) the Limited Partnership diligently prosecutes such contest, (b) the Limited Partnership establishes a cash reserve in conformity with GAAP with respect to such contested item, (c) during the period of such contest the enforcement of any contested item is effectively stayed; provided, however, that this clause (c) shall apply to contested income taxes of a partner of the Limited Partnership only if the failure to pay such tax may then become a Lien on any part of the Project or may interfere with the operation of the Facility, and (d) in the reasonable opinion of GECC, such contest does not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein and does not interfere with the operation of the Facility. The Limited Partnership will promptly pay or cause to be paid any valid, final judgment enforcing any such tax, assessment, charge, levy or claim and cause the same to be satisfied of record.

          (m) Mechanics' and Materialmen's Liens. The Limited Partnership shall protect and defend its interest in the Project against any Lien for the performance of work or the supply of materials filed against the Project, and shall remove any such Lien; provided, that the Limited Partnership shall have the right to contest in good faith any such Lien by proper proceedings timely instituted, and may permit such Lien to exist during the period of such contest if: (i) the Limited Partnership diligently prosecutes such contest, (ii) the Limited Partnership establishes a cash reserve in conformity with GAAP with respect to such contested item, (iii) during the period of such contest the enforcement of any contested item and the Lien relating thereto is effectively stayed, and (iv) in the reasonable opinion of GECC, such contest does not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein and does not interfere with the operation of the Facility. The Limited Partnership will promptly pay or cause to be paid any valid, final judgment enforcing any such item, cause the Lien relating thereto to be removed and otherwise cause such item to be satisfied of record.

          (n) Maintenance of Property. The Limited Partnership, at its expense, shall keep all property useful and necessary to its business in good working order and condition and make all repairs, replacements and renewals with respect thereto and additions and betterments thereto which are necessary for such property to comply with all Requirements of Law affecting it and all requirements of the appropriate Board of Fire Underwriters or other similar body acting in and for the locality in which such property is located.

          (o) Notices. The Limited Partnership will promptly give notice to
     GECC:

              (i) of the occurrence of any Default, Event of Default, Event of Loss or Special Event;

              (ii) of the occurrence of any default or event of default under any Operative Document other than this Agreement;

              (iii) of any litigation, investigation or proceeding affecting the Limited Partnership or the General Partner in which the amount involved is $500,000 or more or in which injunctive or similar relief is sought;

              (iv) of the following events, as soon as possible and in any event within 10 days after the Limited Partnership knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by PBGC, the Limited Partnership, any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

              (v) of the receipt by the Limited Partnership of any Environmental Notice or of any notice of any event that creates a material likelihood of the occurrence of an Adverse Environmental Event.

     Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the General Partner setting forth details of the occurrence referred to therein and stating what action the Limited Partnership proposes to take with respect thereto. For all purposes of clause (iv) of this subsection, the Limited Partnership shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan.

          (p) Agent for Service of Process. The Limited Partnership shall appoint and continuously retain CT Corporation System, or such other agent as shall be reasonably acceptable to GECC, as its agent in the State of New York for receipt of service of process and shall pay all costs, fees, and expenses in connection therewith. The Limited Partnership has paid all fees necessary to retain CT Corporation System or such other agent for such purposes for the forthcoming 12-month period.

          (q) Employee Plans. For each Plan adopted by the Limited Partnership which is an employee benefit plan as defined in Section 3(2) of ERISA, the Limited Partnership shall (a) use its best efforts to seek and receive determination letters from the Internal Revenue Service to the effect that such Plan is qualified within the meaning of Section 401(a) of the Code; and (b) from and after the date of adoption of any such Plan, cause such Plan to be qualified within the meaning of Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.

          (r) Fiscal Year. The fiscal year of the Limited Partnership shall be a calendar year.

          10. Negative Covenants. So long as any amount remains available to be drawn under any Letter of Credit or any amount is owing to GECC hereunder, the Limited Partnership agrees that:

          (a) Merger, Sale of Assets, Purchases, Etc. The Limited Partnership shall not merge into or consolidate with any other Person, change its form of organization or its business, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, transfer or otherwise dispose of all or any material part of the Project or any substantial portion of the Limited Partnership's other assets (including, without limitation, its leasehold interest in the Site) other than sales of electric power and sales of steam. The Limited Partnership will not purchase or acquire any assets other than (x) the purchase of assets in connection with the operation and/or maintenance of the Project and (y) Cash Equivalents.

          (b) Indebtedness; Guarantee Obligations. The Limited Partnership shall not create, incur, assume or suffer to exist any Indebtedness or Guarantee Obligations, except Indebtedness of the Limited Partnership to GECC pursuant to this Agreement and as otherwise permitted by the Amended and Restated Partnership Agreement.

          (c) Distributions, Etc. The Limited Partnership shall not, without the prior written consent of GECC, make any distributions to its partners or to any other Person in respect of any partnership interest in the Limited Partnership or any payments of management fees to any Partner, whether in cash or other property, or redeem, purchase or otherwise acquire any interest of any Partner in the Limited Partnership, or permit any Partner to withdraw any capital from the Limited Partnership, except pursuant to and as otherwise permitted by the Amended and Restated Partnership Agreement.

          (d) Liens. The Limited Partnership shall not create or suffer to exist any Lien on any of its properties or assets, other than Permitted Liens.

          (e) Nature of Business. The Limited Partnership shall not engage in any business other than as permitted by the Amended and Restated Partnership Agreement.

          (f) Amendment of Contracts. Etc. The Limited Partnership will not, without the prior written consent of GECC, agree to or permit (a) the cancellation, suspension or termination of any Operative Document (except upon the expiration of the stated term thereof), (b) the assignment of the rights or obligations of any party to any Operative Document except as permitted without the consent of the Limited Partnership by the terms of such Operative Document, or (c) any amendment, supplement or modification of, or waiver with respect to any of the provisions of, any Operative Document to which the Limited Partnership or the General Partner is a party or with respect to which the consent of the Limited Partnership or the General Partner is required.

          (g) Investments. The Limited Partnership shall not make any investments (whether by purchase of stock, bonds, notes or other securities, loan, advance or otherwise) other than investments in Cash Equivalents.

          (h) Change of Office. The Limited Partnership shall not change the location of its chief executive office or principal place of business or the office where it keeps its records concerning the Project and contracts relating thereto from that existing on the date of this Agreement and specified in Section 7(n), unless the Limited Partnership shall have given GECC at least 30 days' prior written notice thereof.

          (i) Change of Name. The Limited Partnership shall not change its name except on at least 60 days' prior written notice to GECC.

          (j) Compliance with ERISA. The Limited Partnership shall not (a) terminate any Single Employer Plan so as to result in any material liability to PBGC, (b) engage in or permit any Affiliate to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan which would subject the Limited Partnership to any material tax, penalty or other liability, (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan subject to Section 412 of the Code or Part 3 of Title I(b) of ERISA, (d) allow or permit to exist any event (including a Reportable Event) or condition which represents a material risk of incurring a material liability to PBGC, or
     (e) permit the present value of all benefits vested under all Single Employer Plans subject to Title IV of ERISA, based on those assumptions used to fund the Plans, as of any valuation date with respect to such Plans to exceed the value of the assets of the Plans allocable to such benefits by a material amount.

          (k) Transactions with Affiliates and Others. The Limited Partnership shall not, directly or indirectly, purchase, acquire, exchange or lease any property from, or sell, transfer or lease any property to, or borrow any money from, or enter into any management or similar fee arrangement with, any Affiliate or any officer, director or employee of the Limited Partnership or the General Partner, except for (a) the transactions contemplated by the Amended and Restated Partnership Agreement, (b) loans to the Limited Partnership from the General Partner from the proceeds of the Working Capital Account (as defined in the Amended and Restated Term Loan Agreement, dated as of September __, 1992, between the General Partner and the Owner Trustee (the "GP Term Loan Agreement")) in accordance with the GP Term Loan Agreement and (c) transactions in the ordinary course of business and upon fair and reasonable terms no less favorable than the Limited Partnership could obtain, or could become entitled to, in an arm's length transaction with a Person which is not an Affiliate.

          11. Events of Default. If any of the Events of Default listed below in this Section 11 shall occur and be continuing, GECC may, (i) by notice to the Limited Partnership, declare the Letter of Credit Commitment to be terminated, whereupon the same shall forthwith terminate; and/or (ii) declare all Obligations (including without limitation, obligations in respect of the Letters of Credit, although contingent and unmatured) to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Limited Partnership; and/or

(iii) demand that the Limited Partnership discharge any or all the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations and/or (iv) proceed to enforce all other remedies available to it under applicable law. Notwithstanding the foregoing, if an Event of Default referred to in paragraph (e) or (f) below shall occur, automatically and without notice the actions described in clauses
(i) and (ii) above shall be deemed to have occurred.

          Such Events of Default are the following:

          (a) Any reimbursement obligation in respect of a drawing under any Letter of Credit shall not be paid when due; or any interest on any such reimbursement obligation or any fee or any other amount payable to GECC hereunder or under the LOC Note shall not be paid when due and shall remain unpaid for five or more days; or

          (b) Any representation or warranty made by the Limited Partnership herein or by the Limited Partnership or the General Partner in any other Operative Document (other than any Project Document) to which the Limited Partnership or the General Partner is a party, or any representation, warranty or statement in any certificate, financial statement or other document furnished to GECC by or on behalf of the Limited Partnership or the General Partner hereunder or to the Limited Partner by or on behalf of the Limited Partnership or the General Partner under any Operative Document (other than any Project Document), shall prove to have been false or misleading as of the time made or deemed made; or

          (c) The Limited Partnership or the General Partner shall fail to perform or observe any of its covenants contained in this Agreement (other than those referred to paragraph (a) above) or in any other Operative Document (other than any Project Document) to which it is a party and such failure shall continue unremedied for a period of 30 days after written notice thereof from GECC to the Limited Partnership; provided, however, that if such default is susceptible of cure, such 30 day period shall be extended for such period of time (not to exceed 60 days) during which the Limited Partnership or the General Partner, as the case may be, shall be diligently using its best efforts to cure such default; or

          (d) (i) The Limited Partnership or the General Partner, with respect to any Indebtedness or Guarantee Obligation, the principal amount of which exceeds $500,000, shall (i) default in any payment of principal of or interest on any such Indebtedness (other than any Letter of Credit and the LOC Note) or Guarantee Obligation beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) or the beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such beneficiary or beneficiaries) to cause, with the giving of notice if required or the passage of time, or both, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

          (e) Either the Limited Partnership or the General Partner shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Person in an involuntary case under the Bankruptcy Code, or
     (vii) take any partnership or corporate action for the purpose of effecting any of the foregoing; or

          (f) A proceeding or case shall be commenced without the application or consent of the Limited Partnership or the General Partner, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution, winding-up, or the composition or readjustment of debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Limited Partnership or the General Partner, under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts or (iii) a warrant of attachment, execution or similar process against all or a substantial part of the assets of the Limited Partnership or the General Partner, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days, or any order for relief against such Person shall be entered in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect); or

          (g) A judgment or judgments for the payment of money in excess of $1,000,000 shall be rendered against the Limited Partnership and such judgment or judgments shall remain in effect and unstayed and unbonded for a period of 60 or more consecutive days; or

          (h) The General Partner shall at any time cease to be the managing general partner of the Limited Partnership, or shall transfer, sell, assign, mortgage, pledge or otherwise dispose of its partnership interest in the Limited Partnership without GECC's prior written consent, except as contemplated by the General Partner Credit Agreement and the Amended and Restated Partnership Agreement; or

          (i) (i) Robert McNair or his wife or children shall fail to own and control, directly or indirectly, a beneficial interest of at least 8.2% in the General Partner until the expiration of seven years after the Second Capital Contribution Date and (ii) thereafter, Robert McNair or his wife or children or an entity with a net worth equal to at least $100,000,000 shall fail to own and control, directly or indirectly, a beneficial interest of at least 8.2% in the General Partner; or

          (j) The Limited Partnership shall abandon the Project or otherwise cease to diligently pursue the development or construction of the Project for a period of longer than 30 days; or

          (k) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or
     (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of GECC, likely, to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate under Section 4041(c) of ERISA, or (v) the General Partner or any Commonly Controlled Entity shall, or is, in the reasonable opinion of GECC, likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Limited Partnership to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Limited Partnership; or

          (1) At any time, (i) the Limited Partnership shall fail to pay, satisfy or otherwise obtain a release of any bond or lien for the performance of work or the supply of materials filed against the Site within 20 days of the Limited Partnership's or the General Partner's becoming aware of the filing thereof unless, if any such Lien arose in connection with a claim referred to in subsection 7.2(a)(1) of the Amended and Restated Partnership Agreement, the Limited Partnership shall be diligently contesting the same in accordance with, and subject to, subsection 7.2(a)(1) of the Amended and Restated Partnership Agreement or
     (ii) any right, title or interest of the Limited Partnership in and to the Site or any beneficial ownership interest of the General Partner in the Limited Partnership shall be levied upon, attached or seized pursuant to a court order and such order is not vacated or stayed within 20 days of entry of such order; or

          (m) (i) Any Participant, other than the Limited Partnership, shall fail to perform or observe in any material respect any of its covenants or obligations contained in any of the Project Documents to which it is a party within the grace period, if any, provided for in such Project Documents, which failure shall continue unremedied for a period of 30 days after notice by the Limited Partner to the Limited Partnership or (ii) (x) any material provision of any Operative Document shall at any time for any reason cease to be valid and binding or in full force and effect (other than as a result of any action by the Limited Partner or GECC) or any party thereto (other than the Limited Partner or GECC) shall so assert in writing, (y) any material provision of any Operative Document shall be declared to be null and void (other than as a result of any action by the Limited Partner or GECC) or (z) any party thereto shall deny that it has any further liability or obligation under any Operative Document to which it is a party; provided that it shall not be an Event of Default under this paragraph (m) if, (1) within 30 days after the occurrence of any of the foregoing events with respect to any Project Document (other than the Site Lease Agreement, the Power Sale Agreement or the Gas Transportation and Swing Supply Agreement), the Managing General Partner shall have submitted a plan to the Limited Partner to execute and deliver a document in substitution for such Project

     Document, which plan shall be reasonably satisfactory in form and substance to GECC, and (2) within 90 days after the occurrence of any of the foregoing events with respect to any Project Document (other than the Site Lease Agreement, the Power Sale Agreement or the Gas Transportation and Swing Supply Agreement), such Project Document shall have been replaced with another document (x) which is executed and delivered by parties acceptable to GECC in its reasonable discretion and (y) which has terms and conditions similar to, and in the reasonable opinion of GECC, at least as favorable to the Project as, the substituted Project Document; or

          (n) The dissolution and liquidation of the General Partner without the prior written consent of GECC unless (i) an entity meeting the requirements of subsection 10.1 of the Amended and Restated Partnership Agreement succeeds to the General Partner's interest thereunder or (ii) the ultimate result of such dissolution and liquidation is the incorporation of the General Partner and the ownership provisions of such subsection 10.1 apply to such corporation which shall be admitted as a general partner of the Limited Partnership in accordance with subsection 10.2 of the Amended and Restated Partnership Agreement; or

          (o) The Limited Partnership shall cease to have a valid leasehold interest in the Site or good title to the Project, in each case, free and clear of all Liens other than Permitted Liens; or

          (p) At any time, there shall fail to be an adequate supply of water to the Facility to meet all reasonable requirements for the operation and maintenance of the Facility; provided that it shall not be an Event of Default under this paragraph (p) if the Managing General Partner complies with the proviso to subsection 11(m) hereof with respect to the Water Supply Commitment in such a manner as will ensure, in the reasonable opinion of GECC, that there will be such an adequate supply of water to the Facility; or

          (q) If Exxon shall operate the Facility as set forth in Section 11.6B(ii) of the Steam Supply Agreement, unless such operation is pursuant to an operating agreement to which the Preferred Limited Partner has given its prior written consent in accordance with subsection 7.3(a)(i) of the Amended and Restated Partnership Agreement; or

          (r) At any time, the Managing General Partner shall fail to follow any gas purchase plan approved by the Limited Partner pursuant to subsection 7.2(n) of the Amended and Restated Partnership Agreement; or

          (s) A Special Event described in subsection 14.1(q) of the Amended and Restated Partnership Agreement shall have occurred and be continuing.

          Upon the occurrence of and during the continuance of any Event of Default, all remedies available to GECC under this Agreement or by statute or by rule of law may be exercised by GECC at any time and from time to time whether or not any reimbursement obligations in respect of the Letters of Credit shall be due and payable, and whether or not GECC shall have instituted any action for the enforcement of this Agreement or the LOC Note. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this paragraph, the Limited Partnership hereby irrevocably constitutes and appoints GECC its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and to do and to perform any acts such as are referred to in this paragraph in the name and on behalf of the Limited Partnership. This power of attorney is a power coupled with an interest and cannot be revoked.

          12. Amendments and Waivers. No provision of this Agreement, the LOC Note or any Letter of Credit may be amended, supplemented, modified or waived, except in accordance with the terms of this Section 12. The Limited Partnership and GECC may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to, or changing in any manner the rights of GECC or of the Limited Partnership under, this Agreement or the LOC Note or, with the consent of the beneficiary thereof, any Letter of Credit, and GECC may execute and deliver to the Limited Partnership a written instrument waiving, on such terms and conditions as GECC may specify in such instrument, any of the requirements of this Agreement, the LOC Note or, with the consent of the beneficiary thereof, any Letter of Credit, or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Limited Partnership, the beneficiaries of the Letters of Credit and all future holders of the LOC Note.

          13. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by telecopier, or if available, by telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, first class postage prepaid, or in the case of transmission by telecopier, when confirmation of receipt is obtained, or in the case of telex notice, when sent, answerback received, addressed as follows or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the LOC Note:

     The Limited    Cogen Technologies Linden Venture, L.P.
     Partnership:   c/o Cogen Technologies
                    1600 Smith Street
                    Suite 5000, 50th Floor
                    Houston, Texas 77002
                    Attention: Robert C. McNair
                    Telecopy: (713) 951-7747

     GECC:          General Electric Capital Corporation
                    TIFC
                    1600 Summer Street
                    Stamford, Connecticut 06927
                    Attention: Energy Project Operations
                    Telecopy: (203) 357-6366

     with a copy to:

                    General Electric Power Funding Corporation
                    One River Road
                    Building Two
                    Schenectady, New York 12345
                    Attention:
                    Telecopy:  (518) 385-3649

Except that any notice, request or demand to or upon GECC pursuant to subsections 2(a) and 2(b) shall not be effective until received by GECC.

          14. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of GECC, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          15. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

          16. Headings. The headings of the various sections and paragraphs of this Agreement are for convenience of reference only, do not constitute a part hereof and shall not affect the meaning or construction of any provision hereof.

          17. Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          18. GECC Sole Beneficiary. All conditions of the obligations of GECC to issue the Letters of Credit hereunder are imposed solely and exclusively for the benefit of GECC and its assigns and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that GECC will refuse to issue the Letters of Credit in the absence of strict compliance with any or all of such conditions and no Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by GECC at any time if in its sole discretion it deems it advisable to do so. GECC is obligated hereunder solely to maintain and issue the Letters of Credit and honor drawings thereunder if and to the extent required by this Agreement and the Letters of Credit.

          19. GOVERNING LAW. THIS AGREEMENT, THE LOC NOTE AND THE LETTERS OF CREDIT (TO THE EXTENT NOT INCONSISTENT WITH THE UCP) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE LETTERS OF CREDIT AND THE LOC NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          20. Submission to Jurisdiction; Waivers. (A) The Limited Partnership hereby irrevocably and unconditionally:

          (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, the Letters of Credit or the LOC Note, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

         (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in any inconvenient court and agrees not to plead or claim the same;

        (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Limited Partnership at its address set forth in Section 13 or at such other address of which the Lender shall have been notified pursuant thereto; and

         (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

          (B) THE LIMITED PARTNERSHIP AND GECC HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (A) ABOVE.

          21. Indemnification. The Limited Partnership agrees to pay, indemnify and hold GECC and its affiliates, directors and officers harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the LOC Note) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or the other Operative Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (all of the foregoing, collectively, the "indemnified liabilities"), provided, that the Limited Partnership shall have no obligation hereunder to any such Person with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of any such Person, (ii) legal proceedings commenced against any such Person by any security holder or creditor of any such Person arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, or (iii) legal proceedings commenced against any such Person by any Transferee. The agreements in this subsection shall survive repayment of the LOC Note and all other amounts payable hereunder.

         22. Expenses. Whether or not any Letter of Credit is issued or any of the other transactions contemplated by this Agreement are consummated, the Limited Partnership shall pay (i) all reasonable out-of-pocket expenses incurred by GECC with respect to the negotiation, preparation, execution and delivery of, and the consummation of the transactions contemplated by, this Agreement, the LOC Note, the Letters of Credit and any amendments or other modifications hereof or thereof and (ii) natural and customary costs and expenses as are incurred by GECC, from time to time, in issuing, effecting payment under or administering any Letter of Credit (including, without limitation, amendment and transfer fees).

          23. Successor and Assigns; Transferees; Transferred Interests. (a) This Agreement shall be binding upon and inure to the benefit of the Limited Partnership, GECC, all future holders of the LOC Note and their respective successors and assigns, except that the Limited Partnership may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of GECC.

          (b) The Limited Partnership acknowledges that GECC may at any time sell, assign, transfer, grant participations in, or otherwise dispose of a portion of its right, title and interest in any Letter of Credit, the LOC Note or in this Agreement (collectively, "Participations") to one or more Persons (such Persons being herein called "Transferees"); provided, however, that (i) GECC's obligations under this Agreement and the Letters of Credit shall remain unchanged, and (ii) the Limited Partnership shall continue to deal solely and directly with GECC in connection with GECC's rights and obligations under this Agreement and the Letters of Credit.

          (c) The Limited Partnership authorizes GECC to disclose to any prospective Transferee pursuant to paragraph (b) of this Section 23 all financial and other necessary information in GECC's possession concerning the Letters of Credit, any Partner or the Project which has been delivered to GECC by or on behalf of the Limited Partnership pursuant to this Agreement or any other Operative Document or which has been delivered to GECC by or on behalf of the Limited Partnership or any Affiliate of the Limited Partnership in connection with GECC's credit evaluation of the Limited Partnership and the Project prior to or after entering into this Agreement, provided, however, that if any such information furnished to GECC is marked in writing as being confidential information, GECC shall use reasonable efforts to preserve the confidentiality of such information.

          IN WITNESS WHEREOF, the parties hereto have caused this Letter of Credit and Reimbursement Agreement to be duly executed as of the date first above written.

                                   COGEN TECHNOLOGIES LINDEN VENTURE, L.P.,

                                   By:  Cogen Technologies Linden, Ltd.
                                          (d/b/a Cogen Technologies
                                          Linden, Limited Partnership
                                          in the State of New Jersey),
                                          its General Partner

                                   By:  Cogen Technologies, Inc.,
                                          its General Partner


                                   By:  /s/ Signature Appears Here
                                        ---------------------------------
                                   Title:   Vice President


                                   GENERAL ELECTRIC CAPITAL CORPORATION

                                   By:  /s/ Signature Appears Here
                                        ---------------------------------
                                   Title:   Vice President

                                                         SCHEDULE 1 TO
                                                         REIMBURSEMENT AGREEMENT


                           EXISTING LETTERS OF CREDIT


LOC NO.    BENEFICIARY             MATURITY        FACE AMOUNT

CT-03      Public Service          July 1, 1996    4,000,000
           Electric and Gas
           Company and
           Elizabethtown Gas
           Company

CT-02      Exxon Corporation       August 1, 1993  10,000,000

                                                                 EXHIBIT A TO
                                                                 REIMBURSEMENT
                                                                 AGREEMENT

                                                        [________________], 19__

                    [Form of Irrevocable Letter of Credit]


Consolidated Edison Company
  of New York, Inc.
4 Irving Place
New York, New York 10003

Attention:

Re:  Linden Cogeneration Project
     Irrevocable Letter of Credit No.

Dear Ladies and Gentlemen:

     At the request and on the instructions of our customer Cogen Technologies Linden Venture L.P., a Delaware limited partnership (the "Partnership"), we hereby establish our Irrevocable Letter of Credit No. ___ in favor of Consolidated Edison Company of New York, Inc. ("Con Ed"), 4 Irving Place, New York, New York 10003 and authorize you to draw on General Electric Capital Corporation ("GECC") in an amount (the "Stated Amount") at any date not to exceed the amount set forth on Schedule 1 which corresponds to the time period during which any event described in paragraph 1 of a Drawing Certificate (as defined below) occurs.

     Funds under this Letter of Credit are available to you against a sight draft accompanied by (i) a drawing certificate in the form of Exhibit A (the "Drawing Certificate") attached hereto and (ii) the original of this Letter of Credit.

     We hereby agree with the drawers, endorsers, and bona fide holders of any draft drawn under and in compliance with the terms of this Letter of Credit that such draft will be duly honored by us upon presentation.

     Any draft so drawn will be honored by GECC if presented to our office at 1600 Summer Street, Stamford, Connecticut 06927, prior to the close of business on the expiration date. The expiration date of this Letter of Credit is June 30, 1998.

     All payments shall be made as directed in a Drawing Certificate with written confirmation thereof sent to Con Ed at 4 Irving Place, New York, New York 10003, in U.S. Dollars and immediately available funds.

     Any references in this Letter of Credit or in any certificate hereto to any other document shall not be deemed to incorporate such document in this Letter of Credit or in any certificate hereto.

     Upon payment to you of any amount demanded hereunder, we shall be fully discharged of our obligation under this Letter of Credit with respect to such amount, and we shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such amount to you or to any other person.

     This Letter of Credit sets forth in full our understanding and such understanding shall not in any way be modified, amended, amplified or limited by reference to any document, instrument, or agreement referred to herein.

     This Letter of Credit is subject to, and shall be governed by and construed in accordance with, the Uniform Customs and Procedure for Documentary Credits (1983 Revision), Publication No. 400 of the International Chamber of Commerce, and, to the extent not inconsistent therewith, with the laws of the State of New York (including, without limitation, Article 5 of the Uniform Commercial Code of the State of New York).

                                   Very truly yours,

                                   General Electric Capital
                                   Corporation


                                   By: ______________________________
                                       Title

                                  SCHEDULE 1

                          AMOUNT OF LETTER OF CREDIT


                                                    Amount
                                                    During
       Time Period                               Time Period
       -----------                               -----------

July 1, 1993 - June 30, 1994                     $ 29,890,000
July 1, 1994 - June 30, 1995                       77,210,000
July 1, 1995 - June 30, 1996                      103,860,000
July 1, 1996 - June 30, 1997                      110,700,000
July 1, 1997 - June 30, 1998                       47,170,000

                                                                EXHIBIT A to
                                                                LETTER OF CREDIT


                         [FORM OF DRAWING CERTIFICATE]


GENERAL ELECTRIC CAPITAL
  CORPORATION
1600 Summer Street
Stamford, Connecticut 06927

Attention:

Re:  Linden Cogeneration Project
     Irrevocable Letter of Credit No.

Ladies and Gentlemen:

     Reference is made to that certain Letter of Credit dated _______________, 19__ (the "Letter of Credit"), opened for the benefit of the undersigned by General Electric Capital Corporation ("GECC"). Terms defined in the Letter of Credit and not otherwise defined herein are used herein with the meanings so defined.

     The undersigned hereby certifies that:

     1. (a) The Power Purchase Agreement dated as of April 14, 1989 (as amended and in effect, the "Power Sale Agreement") between Con Ed and Cogen Technologies, Inc., as assigned to Cogen Technologies Linden Venture, L.P. (the "Partnership"), has been terminated by reason of the Partnership's breach of that agreement.

                                      OR

          (b) The Power Sale Agreement has been terminated by the Partnership pursuant to Article 12.3(B) of that agreement.

     2. Pursuant to subsection 5.1(A) of the Power Sale Agreement, the amount of the accompanying draft does not exceed the amount by which (a) the Present Worth (as defined in the Power Sale Agreement) of payments for Deliveries (as defined in the Power Sale Agreement) and curtailed kwh subject to pricing under subsection 4.5 of the Power Sale Agreement exceeds (b) the sum of
(i) the Present Worth of LRAC (as defined in the Power Sale Agreement) plus (ii) cumulative interest at the rate of 11% from the Date of Initial Commercial operation (as defined in the Power Sale Agreement) to the date of termination of the Power Sale Agreement on the excess of the amount in clause 2(a) above over the amount in clause 2(b)(i) above.

     3. The amount of the accompanying draft does not exceed the amount set forth in Schedule 1 of the Letter of Credit for the time period during which any event specified in paragraph I above occurred.

     You hereby are instructed to pay funds advanced under the Letter of Credit pursuant to the accompanying draft by wire transfer within the United States of immediately available funds to account number ____________ at _______________,
Attention: ____ .

     IN WITNESS WHEREOF, the undersigned has caused this Drawing Certificate to be executed and delivered by its officer thereunto duly authorized as of the __ day of _______________, ____ .

                                   CONSOLIDATED EDISON COMPANY OF
                                     NEW YORK, INC.

                                   By:
                                      ----------------------------------
                                      Name:
                                      Title:

                                                                   EXHIBIT B TO
                                                                   REIMBURSEMENT
                                                                   AGREEMENT


                               FORM OF LOC NOTE


$120,700,000                                               New York, New York
                                                           September 17, 1992


     FOR VALUE RECEIVED, the undersigned, Cogen Technologies Linden Venture, L.P., a Delaware limited partnership (the "Limited Partnership"), hereby unconditionally promises to pay on demand, to the order of GENERAL ELECTRIC CAPITAL CORPORATION ("GECC") at the office of GECC located at 1600 Summer Street, Stamford, Connecticut 06927, in lawful money of the United States of America and in immediately available funds, the principal amount of ONE HUNDRED TWENTY MILLION SEVEN HUNDRED THOUSAND DOLLARS ($120,700,000) or, if less, the aggregate unreimbursed amount of all payments made by GECC under all Letters of Credit issued or maintained by GECC pursuant to the Reimbursement Agreement referred to below.

     The Borrower further agrees to pay interest at said office, in like money, on the unreimbursed amount hereof on the dates and at the applicable rates per annum specified in subsection 3(a) of the Reimbursement Agreement, until such unreimbursed amount is paid in full.

     This Note is the LOC Note referred to in the Reimbursement Agreement, dated as of September 17, 1992 (as the same may from time to time be amended, modified or supplemented, the "Reimbursement Agreement"), between the Limited Partnership and GECC and is entitled to the benefits thereof.

     This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

                                   COGEN TECHNOLOGIES LINDEN VENTURE, L.P.

                                   By:  Cogen Technologies Linden, Ltd.
                                          (d/b/a Cogen Technologies Linden,
                                          Limited Partnership in the State
                                          of New Jersey), its General Partner

                                   By:  Cogen Technologies, Inc.,
                                          its General Partner


                                   By: /s/ Signature Appears Here
                                       ----------------------------------
                                   Title:  Vice President